Exhibit 4.1

DESCRIPTION OF SECURITIES
Registered Under Section 12 of the
Securities Exchange Act of 1934

The authorized capital stock of The Sherwin-Williams Company, an Ohio corporation (the “Company”), consists of 900,000,000 shares of common stock, par value $0.33-1/3 per share (“Common Stock”), and 30,000,000 shares of serial preferred stock, without par value (“Serial Preferred Stock”). The following description of capital stock of the Company is a summary and is qualified in its entirety by provisions of Ohio law and by reference to the terms and provisions of the Company’s Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) and Regulations (As Amended and Restated July 19, 2023) (the “Regulations”), which are incorporated by reference as exhibits to the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

COMMON STOCK

VOTING RIGHTS

Holders of shares of Common Stock are entitled to one vote per share on all matters presented to a vote of the Company’s shareholders. Except as otherwise provided in the Articles of Incorporation or as required by law, the holders of Serial Preferred Stock and the holders of Common Stock shall vote together as one class on all matters. The Articles of Incorporation prevent any shareholder from cumulating votes.

Notwithstanding any provision of the Ohio Revised Code now or hereafter in force requiring for any purpose the vote, consent, waiver or release of the holders of shares entitling them to exercise two-thirds, or any other proportion, of the voting power of the Company or of any class or classes of shares thereof, such action, unless otherwise expressly required by statute or by the Articles of Incorporation, may be taken by the vote, consent, waiver or release of the holders of shares entitling them to exercise a majority of the voting power of the Company or of such class or classes.

Additionally, the affirmative vote (i) of the holders of shares entitling them to exercise a majority of the voting power of the Company, and (ii) of the holders of a majority of the voting power of the shares of Common Stock at the time outstanding, given in person or by proxy at a meeting called for the purpose at which the holders of Common Stock shall vote separately as a class, is necessary:

–To approve (i) the sale, exchange, lease, transfer or other disposition by the Company of all, or substantially all, of its assets or business to a related corporation or an affiliate of a related corporation, or (ii) the consolidation of the Company with or its merger into a related corporation or an affiliate of a related corporation, or (iii) the merger into the Company of a related corporation or an affiliate of a related corporation, or (iv) a combination or majority share acquisition in which the Company is the acquiring corporation and its voting shares are issued or transferred to a related corporation or an affiliate of a related corporation or to shareholders of a related corporation or an affiliate of a related corporation;

–To approve any agreement, contract or other arrangement with a related corporation providing for any of the transactions described in the foregoing subparagraph; or

–To effect any amendment of the Articles of Incorporation which changes the voting provisions described above.

For the purpose of the above voting requirements: (i) a “related corporation” in respect of a given transaction is any corporation which, together with its affiliates and associated persons, owns of record or beneficially, directly or indirectly, more than 5% of the shares of any outstanding class of stock of the Company entitled to vote upon such transaction, as of the record date used to determine the shareholders of the Company entitled to vote upon such transaction; (ii) an “affiliate” of a related corporation is any individual, joint venture, trust, partnership or corporation which, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the related corporation; (iii) an “associated person” of a related corporation is any officer or director or any beneficial owner, directly or indirectly, of 10% or more of any class of equity security, of such related corporation or any of its affiliates; and (iv) the terms “combination,” “majority share acquisition” and “acquiring corporation” have the same meaning as that contained in Section 1701.01 of the Ohio Revised Code or any similar provision hereafter enacted.

Except as outlined above, as otherwise expressly required by statute, or as provided in the Regulations, the vote of the holders of a majority of the votes cast, whether in person or by proxy, on any matter properly brought before any meeting of shareholders, including the election of directors, will be the act of the shareholders. However, if the number of nominees for director exceeds the number of directors to be elected, the nominees receiving the greatest number of votes (up to the number of directors to be elected) shall be elected. For these purposes, a “majority of the votes cast” means that the number of shares voted “for” a nominee’s election exceeds the number of shares voted “against” that nominee’s election.

DIVIDENDS

Subject to the rights of any series of Serial Preferred Stock, the holders of shares of Common Stock will be entitled to receive dividends on such Common Stock when, as and if authorized and declared by the Company’s Board of Directors (the “Board”). The payment of dividends on Common Stock will be a business decision to be made by the Board from time to time based upon the Company’s results of operations and financial condition and such other factors as the Board considers relevant.

So long as any Serial Preferred Stock is outstanding, no dividends, except a dividend payable in Common Stock or other shares ranking junior to Serial Preferred Stock, if any, may be paid or declared or any distribution be made, nor may any Common Stock or any other shares ranking junior to Serial Preferred Stock be purchased, retired or otherwise acquired by the Company (except out of the proceeds of the sale of Common Stock or other shares ranking junior to Serial Preferred Stock received by the Company subsequent to August 31, 1966) unless (i) all accrued and unpaid dividends on Serial Preferred Stock, including the full dividends for the current quarterly dividend period, shall have been declared and paid or a sum sufficient for payment thereof set apart and (ii) there shall be no arrearages with respect to the redemption of Serial Preferred Stock of any series from any sinking fund provided for shares of such series in accordance with the provisions of the Articles of Incorporation. Payment of dividends on Common Stock may be restricted by loan agreements, indentures, and other transactions entered into by the Company from time to time.

LIQUIDATION RIGHTS

Upon the Company’s liquidation, dissolution or winding up, each holder of shares of Common Stock will be entitled to share ratably with the other holders of shares of Common Stock in all assets remaining after payments to all creditors and payments required to be made in respect of any outstanding Serial Preferred Stock (including amounts fixed as liquidating payments plus accrued and unpaid dividends thereon, if any).

RIGHT TO ACQUIRE SHARES

The Company may from time to time, pursuant to authorization by the Board and without action by the Company’s shareholders, purchase or otherwise acquire any of the Company’s shares of any class or classes in such manner, upon such terms and in such amounts as the Board shall determine. The Company’s right to acquire its shares is subject, however, to such limitation or restriction, if any, as is contained in the express terms of any class of such shares outstanding at the time of the purchase or acquisition in question.

AUTHORIZED BUT UNISSUED STOCK

The Company may issue additional shares of Common Stock or Serial Preferred Stock without shareholder approval, subject to applicable rules of the New York Stock Exchange and Ohio law, for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions, and employee benefit plans and equity grants.

SHAREHOLDER ACTION BY WRITTEN CONSENT

The Ohio Revised Code provides that shareholder action may be taken without a meeting only by unanimous written consent.

ABSENCE OF OTHER RIGHTS

Holders of Common Stock have no preferences, preemptive, sinking fund, conversion or exchange rights. The Common Stock is subject to the rights of any outstanding shares of any series of Serial Preferred Stock which the Company may issue from time to time.

PREFERRED STOCK

The Articles of Incorporation authorize the Board to designate and issue, from time to time, Serial Preferred Stock in one or more series. The Board is authorized, to the extent permitted by applicable law, to fix and determine the relative rights and preferences of the shares of any series so established with respect to, among other things, dividend or distribution rights, the dates of payments of dividends or distributions and the dates from which they are cumulative, liquidation price, redemption rights and price, sinking fund requirements, conversion or exchange rights and certain other terms of the Serial Preferred Stock. Because the rights and preferences set by the Board for a series of Serial Preferred Stock could be superior to the rights and preferences of the Common Stock, the issuance of such series could adversely affect the rights of the holders of Common Stock.

While issuance of Serial Preferred Stock could provide the Company with needed flexibility in connection with possible acquisitions and other corporate purposes, such issuance also could make it more difficult for a prospective acquiror to acquire a majority of the Company’s outstanding voting shares and could discourage an attempt to gain control of the Company’s voting shares. Such issuance also could adversely affect the market price of the Common Stock.

CERTAIN PROVISIONS OF OHIO LAW CONCERNING TAKEOVERS

Ohio, the state of the Company’s incorporation, has enacted Ohio Revised Code Section 1701.831, a “control share acquisition” statute. The statute specifies that, unless a corporation’s articles of incorporation or regulations otherwise provide, any person acquiring shares of an “issuing public corporation” in any of the following three ownership ranges must seek and obtain shareholder approval prior to the acquisition transaction that first establishes such ownership within each such range: (1) 20% or more but less than 33 1/3%, (2) 33 1/3% or more but less than 50% and (3) more than 50%. The Company is an “issuing public corporation” for purposes of the statute. Neither the Articles of Incorporation nor the Regulations contain a provision excluding the Company from the application of the statute.

Ohio also has enacted Ohio Revised Code Chapter 1704, the so-called “merger moratorium” statute. The statute specifies that, unless a corporation’s articles of incorporation or regulations otherwise provide, an “issuing public corporation” may not engage in a “Chapter 1704 transaction” for three years following the date a person acquires more than 10% of the voting power in the election of directors of the “issuing public corporation,” unless the “Chapter 1704 transaction” is approved by the corporation’s board of directors prior to such acquisition. A person who acquires such voting power is an “interested shareholder,” and “Chapter 1704 transactions” involve a broad range of transactions, including mergers, consolidations, combinations, liquidations, recapitalizations and other transactions between an “issuing public corporation” and an “interested shareholder,” if such transactions involve 5% or more of the assets or shares of the “issuing public corporation” or 10% or more of its earning power. Chapter 1704 prohibits such transactions absent approval by disinterested shareholders or the transaction meeting certain statutorily defined fair price provisions. Neither the Articles of Incorporation nor the Regulations contain a provision excluding it from the application of Chapter 1704.